Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 2, 2016 (the “Effective Date”), is by and between AUDIO VISUAL SERVICES GROUP, INC., a Delaware corporation having an office at 5100 North River Road, Suite 3900, Schiller Park, IL 60176 (“Employer”), and Charlie Young, an individual residing at [address] (‘‘Employee”).

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as an employee of Employer as set forth below; and,

WHEREAS, Employer’s primary business operation is headquartered in Illinois and Employer performs substantial services in Illinois; and,

WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee’s employment, including but not limited to the circumstances under which Employee may receive enhanced benefits in the event of termination without cause, and Employer may protect its business and customer relationships from Employee in the event of his/her separation from employment with Employer.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT

Employer hereby employs Employee in such position and with such duties and responsibilities as described in the attached Exhibit “A”, as may be amended from time to time by Employer. Employee hereby accepts such employment and agrees to render such duties and responsibilities as an employee of Employer, subject to the terms and conditions contained in this Agreement, Employer’s employment handbook and any other employment policies and practices maintained by Employer. Further, Employee shall use best efforts to maintain and enhance the business and reputation of Employer, including, without limitation:

(a) Devoting all of Employee’s working time, knowledge, skill, attention, and energy, to fully perform and carry out his/her duties and responsibilities on an exclusive basis for Employer,

(b) Serving and furthering the interests of Employer in every lawful way; and,

(c) Following Employer’s policies and directives, and any modifications thereof.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence

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2. COMPENSATION

In consideration of Employee’s full performance of the duties and responsibilities hereunder and for the covenants contained herein, including, without limitation, the non-compete, non-solicitation and non-disclosure covenants hereinafter described, Employer agrees to pay Employee and Employee agrees to accept: (i) the salary and any other bonus, commission or incentive pay as described in the attached Exhibit “B”, provided, however, that the parties each agree that the salary contained in Exhibit “B” may change from time to time based upon the criteria set forth in such Exhibit as well as other policies and practices of Employer; and, (ii) the employee benefits described in Exhibit “8” and/or offered from time to time by Employer to employees in positions similar to that of Employee, which benefits may be terminated and or amended by Employer at any time without notice. Employee acknowledges that he/she would not be eligible for such benefits absent his/her agreement to the covenants herein.

3. AT-WILL STATUS

Notwithstanding anything to the contrary contained herein and, subject to Employer’s obligations contained herein, Employee shall be employed by Employer as an “at-will” employee and as such, Employee may resign his/her employment at any time for any reason or no reason, and Employer may terminate Employee’s employment at any time for any reason or no reason.

4. CONFIDENTIALITY; INVENTIONS; PRODUCT DEVELOPMENT, ETC.

(a) Employee agrees and covenants that at any time during his/her employment by Employer or thereafter, Employee {without first obtaining the written permission of the President of Employer): (i) will not divulge to any person or entity, nor use (individually or in connection with any business) any “Confidential Information” (as hereinafter defined); and, (ii) will not divulge to any person or entity, nor use (individually or in connection with any business) any ‘‘Trade Secrets” (as hereinafter defined) to which Employee may have had access or which had been revealed to Employee during the course of Employee’s employment.

(b) Employee hereby grants to Employer, its successor or nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer’s request therefor, to assign and transfer to Employer or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and “know how” relating to the business or products of Employer or any subsidiary or division thereof, including any thereof which Employee may learn, possess or acquire during Employee’s employment by Employer, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of Employer or its nominee, and are known or held by Employee only for the benefit of Employer or its nominee.

(c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data, oral, written or otherwise, concerning Employer’s operations, financial condition, products, pricing, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights), electronic data and information contained on Employer’s (or its affiliated companies) intranet websites, pass codes, customer agreements and contracts, special requirements of customers and other proprietary information which may be communicated to Employee or to which Employee may have access in the course of Employee’s employment by Employer. Notwithstanding the foregoing, the term “Confidential Information” shall not include information

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which: (i) at the time of the disclosure is a part of the public domain through no act or omission by Employee; and, (ii) information a court of law or other administrative agency by subpoena or other mandate determines is not subject to protection pursuant to applicable rules of civil procedure, provided, however, that Employee first gives Employer notice of its receipt of such subpoena or other order and Employee gives Employer reasonable time to seek a protective order opposing such disclosure.

(d) As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and, (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(e) Nothing in this Section 4 shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

(f) Employee agrees that at the time of leaving the employ of Employer, Employee will deliver and return to Employer all Confidential information and Trade Secrets (including all copies thereof) and Employee agrees that it will not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material and information relating to the business of Employer or relating to any employee, officer, director, agent or representative of Employer including, without limitation, the Confidential Information and Trade Secrets.

(g) The provisions contained in this Section 4 shall survive termination of this Agreement, as provided herein.

5. NON-COMPETITION; NON-SOLICITATION

(a) Employee hereby agrees and covenants that commencing as of the date hereof and for a period of eighteen (18) months following the termination of Employee’s employment with Employer (the “Limited Period”), Employee will not directly or indirectly (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) engage in any business, enterprise or operation listed on Exhibit C attached to this Agreement, including the parents, subsidiaries and affiliates of such entities. Ownership of not more than I% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section S(a).

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

(b) Employee agrees and covenants that for the Limited Period, Employee will not (without first obtaining the written permission of the President of Employer), directly or indirectly, solicit any business of any type conducted by Employer or any subsidiary thereof, during the period of Employee’s employment with Employer, from any person or entity which was a client or customer of Employer or any subsidiary thereof where Employee worked and/or for a client or customer for which Employee was responsible for, directly or indirectly, in terms of management and supervision activities, or in the case of prospective customers and clients of Employer or any subsidiary thereof with whom Employee (or employees under Employee’s supervision) solicited business and/or submitted proposals, during the period commencing two (2) years prior to the date of the termination of Employee’s employment with Employer.

(c) Employee agrees and covenants that for the Limited Period, Employee will not (without first obtaining the written permission of President of Employer) directly or indirectly, recruit and/or solicit for employment or otherwise, or induce or seek to cause any person to terminate his or her employment or other engagement with Employer to work on behalf of a client or customer of Employer and/or any prospective client or customer of Employer or any subsidiary thereof or hire any person who was employed by Employer or any subsidiary thereof within twelve ( l 2) months prior to such proposed hiring.

(d) The provisions contained in this Section 5 shall survive termination of this Agreement, as provided herein. The agreements and covenants contained in this Section 5 are essential to protect the Employer and the goodwill of the Employer’ business, and are a condition precedent to the Employer entering into this Agreement and paying the amounts described in Section 6(c) below.

6. TERMINATION

(a) For Cause. In the event that Employer discharges Employee and terminates this Agreement because (i) Employee repeatedly fails to substantially perform his/her duties hereunder with reasonable diligence, other than by reason of incapacity, or violates any material covenant contained herein, (ii) Employee engages in an act of fraud, theft or embezzlement in connection with his employment hereunder, (iii) Employee engages in a material act or omission involving misconduct or gross negligence in the performance of Employee’s duties, (iv) Employee engages in a material act of dishonesty, (v) Employee unreasonably refuses to carry out the lawful instruction of Employer commensurate with Employee’s duties to be performed hereunder or (vi) Employee shall be convicted of a felony involving moral turpitude, (which shall include any felony relating to drugs) or shall plead nolo contendre (or make an equivalent plea) in response to, any governmental indictment, complaint or other formal allegation, Employee’s compensation and benefits described in Section 2 herein and Exhibit “B” shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

(b) Death. This Agreement shall terminate immediately upon the death of Employee.

(c) Termination Without Cause. Notwithstanding Section 3 of this Agreement, if Employee is discharged and this Agreement is terminated without Cause by Employer (Cause being defined as a reason for termination as set forth in Section 6(a) above) or by reason other than as set forth in Section 6(a) hereof, Employer shall pay to Employee, within thirty (30) days of such

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence

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termination, a single lump sum payment (“Separation Payment”) equal to twelve (12) months of Employee’s base salary (in effect as of Employee’s last day of employment with Employer). Employee and Employer each agree and acknowledge that the Separation Payment supersedes and replaces any other benefit program established by Employer and applicable to Employee, if any, and that the Separation Payment represents a greater amount of post-termination pay which Employee would have otherwise been eligible to receive under any of Employer’s severance or reduction in pay programs, if any. As such, Employee acknowledges that the Separation Pay constitutes a valuable, bargained for exchange which provides a substantial benefit to Employee and thus constitutes additional independent consideration for the covenants contained in this Agreement, including, without limitation, the covenants described in Section 5 of this Agreement. Employee’s right to Separation Payment shall be subject to his execution and delivery to Employer of its customary waiver and release of claims agreement.

(d) Special Tax Provisions Upon a Change of Control. To the extent that Employee agrees to waive the rights to receive amounts payable in 6(c) above, the Employer agrees to solicit a vote of all eligible shareholders of Employer and seek approval of such shareholders of the payment and such amounts in accordance with Section 1.2800-1 of the Treasury Regulations.

If Employee fails to waive the rights to receive amounts payable in 6(d) aforementioned the following provision shall apply: Anything in this Agreement to the contrary notwithstanding, in the event that the Employer (or its successor) determines, based upon the advice of counsel or the independent public accountants for the Employer, that any payment or distribution from the Employer, any affiliate, or trusts established by the Employer or by any affiliate to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property) (a “Payment”) would be nondeductible by the Employer for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (“Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible because of said Section 280G of the Code. Present value, for purposes of the calculations under this paragraph, shall be determined in accordance with section 280G(d)(4) of the Code. Notwithstanding anything in this Section to the contrary, to the extent any of the payments or benefits provided under the Plan are reduced in accordance with the provisions of this section, Employee shall elect which and how much of the Agreement Payments shall be reduced consistent with such calculations, provided, however, that payments and benefits that do not constitute “deferred compensation” within the meaning of Section 409A of the Code shall be reduced first.

7. VIOLATION OF OTHER AGREEMENTS

Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept/continue employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; and, the terms hereof will not and do not violate or contravene the terms of any agreement, understanding

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence

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or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee makes the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney’s fees and disbursements) on account of the foregoing representations being untrue.

8. SPECIFIC PERFORMANCE; DAMAGES

In the event of a breach or threatened breach of the provisions of Sections 4 or 5 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character for which Employer could not be fully compensated solely by recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Section 4 or 5 hereof, in addition to, and not in lieu of, any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to immediate equitable relief, including temporary or permanent injunctive relief, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor unless required to do so by law, and that Employer may cease to make any payments and provide any benefits that Employer may otherwise be required to make or provide pursuant to this Agreement. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Section 4 or 5 hereof, Employee may be held liable for monetary damages to Employer for any loss suffered by Employer as a result of such conduct.

9. NOTICES

Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice or, in the case of Employee, which Employer maintains as Employee’s address, given in accordance with the terms of this Section. Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

10. WAIVERS

No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

11. PRESERVATION OF INTENT

Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

12. ENTIRE AGREEMENT

This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof, and supersedes all other previous oral, written or any other agreements, negotiations, correspondence, commitments and representations between the parties, without limitation, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

13. ASSIGNMENT

The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

14. AMENDMENT

This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

15. HEADINGS

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

16. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

17. GOVERNING LAW

It is understood by Employee and Employer that Employer conducts business in more than 40 states within the continental United States and that in an effort to obtain uniformity in the manner in which Employer and Employee agree to preserve and grow the business interests of Employer, which benefits the Employer and Employee, the parties hereto desire and agree that all covenants contained herein and laws governing the enforcement thereof are to be interpreted under the laws of the State of Illinois, at which Employer’s primary business operation is headquartered.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence

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Therefore, this Agreement and any disputes arising under it will be governed by the laws of the State of Illinois. The parties hereto acknowledge that this Agreement is enforceable in the state and federal courts of the State of Illinois. Employee and Employer hereby waive any pleas of jurisdiction or venue as not being a resident of Cook County, Illinois, and hereby specifically authorize any action brought upon the enforcement of this Agreement to be commenced or filed in Cook County, Illinois.

18. SECTION 409A

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Section 409A of the Code and Treasury Regulation §l.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent applicable, if Employee is considered a “specified employee” under Section 409A of the Code and would be entitled to a payment during the six (6) month period beginning on the date Employee’s employment with Employer terminates that is not otherwise excluded under Section 409A of the Code under the exceptions for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or an otherwise applicable exemption, the payment will not be made to Employee until the earlier of the six month anniversary of Employee’s date of termination or, if earlier, Employee’s death. Payments to which the Employee otherwise would be entitled during the first six (6) months following the date of termination will be accumulated and paid on the first day of the seventh (7th) month following the date of termination.

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Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

IN WITNESS WHEREOF, the parties hereto hu\’c caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE:

/s/ Charlie Young
Charlie Young

EMPLOYER:

AUDIO VISUAL SERVICES GROUP, INC.

By:	/s/ Mike Mcllwain
Name:	Mike Mcllwain
Title:	Chief Executive Offcer

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence

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EXHIBIT “A”

Employee’s Title:	Chief Human Resources Officer

Employee’s Duties:	Commensurate with Employee’s Title

Commencement Date:	On or about June 13, 2016

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EXHIBIT “B”

Base Salary:	$350,000

Target Bonus:	50% subject to eligibility and the provisions of the PSAV Executive Incentive Plan

Cash Reimbursement:	$25,000 lump sum bonus payable within 30 days of start date.

Cell Phone:	Per Company Policy.

Employee Benefits:	Shall be consistent with the benefits offered to other Employees of Employer.

Equity:	Position will be eligible for an executive -level grant following one (1) month of continuous employment. The vesting date for this grant will be based on your date of hire.

Except as described in this Exhibit B, Employee shall not be entitled to receive any other amounts from Employer. Any amounts due to Employee shall be contingent upon Employee’s continued employment by Employer and if, for any reason, Employee is not employed by Employer at the time any such amounts are due and paid by Employer to Employee, any and all unpaid amounts shall be forfeited by Employee.

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EXHIBIT “C”

LIST OF DESIGNATED COMPETITORS

AUDIOVISUAL COMPANIES

Audio Visual Techniques (AVT)/ Hospitality Partners

AV Innovations

Freeman AV / Freeman Companies

AVW-TELAV

Encore

Southern AV

J&S

Production Resources Group

Davis

Five Star

AVMS

TECHNOLOGY COMPANIES

Lodgenet

Swisscom / Eurospot

NxTV

Guestek

Ibahn

VSi

Edlen